EXTENSION OF LIMITED WAIVER OF BASE SALARY AGREEMENT

This Extension of Limited Waiver of Base Salary Agreement (this “Agreement”) is entered into as of this 5th day of May 2020 by and between Liquidity Services, Inc. (the “Corporation”), and the undersigned executive officer of the Corporation (the “Executive”).

WHEREAS, the Corporation is taking numerous proactive steps to mitigate the negative financial and operational impacts of the COVID-19 pandemic;

WHEREAS, these business contingency plans include, among other steps, implementing remote and virtual work plans, cancelling non-essential travel and spending, reducing the pay of employees, shortening work weeks, and furloughs;

WHEREAS, the undersigned Executive and the Corporation have entered into an Executive Employment Agreement;

WHEREAS, the parties agreed to a Limited Waiver of Base Salary Agreement dated March 25, 2020 pertaining to the period between April 1, 2020 to April 30, 2020; and

WHEREAS, the undersigned Executive has voluntarily agreed to allow the Corporation to reduce his prorated monthly base salary by [______] for the period of time from April 1, 2020 to May 2, 2020 and by [______] for the period of time from May 3, 2020 through June 27, 2020 (the “Covered Period Reductions”).

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Corporation and the Executive agree to the following:

1.Term. This Agreement shall be in force and effect for the period between May 1, 2020 and July 15, 2020 (the “Term”).

2.Covered Period Reductions. The Executive hereby voluntarily agrees to the Covered Period Reductions. Such a reduction shall not be deemed a breach of Executive’s Executive Employment Agreement. Executive and the Corporation further agree that the foregoing does not lower base salary for any other purpose under Executive’s Executive Employment Agreement with the Corporation, including, without limitation, the calculation of any severance payment in the event of a termination.

3.Future Voluntary Waivers of Base Salary. On or before the end of the Term, future extensions may be mutually agreed to by the parties based on then-current macroeconomic conditions and the results, levels of activity, and current and future expected performance of the Corporation. Any extension may be retroactive to the pay period commencing on June 28, 2020.

4.Miscellaneous. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the laws of the State of Maryland. This Agreement shall bind and inure to the benefit of the parties and each of their respective affiliates, legal representatives, heirs, successors, and assigns. This Agreement is not intended to amend or otherwise change or modify the terms of Executive’s Executive Employment Agreement with the Corporation except as expressly set forth herein.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date first written above.

EXECUTIVE	Liquidity Services, Inc.

By: